Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: October 17, 2013

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record First Nine-Month Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and nine-month periods ended September 30, 2013.

SUMMARY AND HIGHLIGHTS:

●	Third quarter 2013 net income declined 1.3% compared to the same period in 2012 to $4.8 million or $.52 diluted earnings per share, with the decline primarily reflecting lower income from residential lending, including mortgage warehousing, as demand for mortgage refinancing slowed.
●	Net income for the first nine months of 2013 rose 9.7% compared to the same period in 2012 to $15.8 million or $1.72 diluted earnings per share, the highest first nine months of net income in the Company’s history.
●	Net interest income, before provisions for loan losses, for the first nine months of 2013 was $47.3 million compared with $41.2 million for the same period of 2012, partially reflecting commercial loan growth that helped offset lower mortgage business revenue.
●	Non-interest income rose 4.2% to $20.2 million for the first nine months of 2013 compared with $19.4 million for the same period of 2012, partially reflecting growth in fees from debit and credit card interchange services and income growth from fiduciary activities, partially offset by a decline in gains on sale of mortgage loans.
●	Return on average assets was 1.09% for the third quarter of 2013 and 1.20% for the first nine months of 2013.
●	Return on average common equity was 12.60% for the third quarter of 2013 and 13.82% for the first nine months of 2013.
●	Purchase money mortgage originations for the third quarter of 2013 increased 7.7% to $73.3 million, representing 69.5% of total mortgage originations compared to $68.0 million or 51.4% of total mortgage originations for the same period of 2012.
●	Kalamazoo and Indianapolis markets posted quarterly loan growth of $2.2 million and $8.9 million, respectively, and year over year loan growth of $17.9 million and $34.4 million to $106.9 million and $68.3 million, respectively.

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Pg. 2 cont. Horizon Bancorp Announces Record First Nine-Month Earnings

●	Tangible book value per share increased to $14.82 at September 30, 2013, compared to $14.42 and $13.85 at June 30, 2013 and September 30, 2012, respectively.
●	Horizon Bank’s capital ratios, including Tier 1 Capital to Average Assets Ratio of 9.13% and Total Capital to Risk Weighted Assets Ratio of 14.09% as of September 30, 2013, continue to be well above the regulatory standards for well-capitalized banks.

Craig M. Dwight, Chairman and CEO, commented: “During the past several quarters, we believe results from all five of our core banking revenue sources have been nothing short of exceptional. Our strategy is to generate balanced results in a variety of economic and market conditions. While the anticipated slowdown in residential mortgage refinancings led to less income from mortgage warehousing and gains on sale of mortgage loans, the growth of business loans and commercial banking services, purchase money mortgage originations and investment management activities generated meaningful core growth.”

During the third quarter of 2013, the Company continued investing in markets with strong growth potential to complement the Company’s current growth markets of Kalamazoo, MI and Indianapolis, IN. During the third quarter of 2013, the Company made an offer to purchase land in Fishers, IN, a suburb northeast of Indianapolis and east of Carmel, IN. This location complements the planned Carmel office and existing downtown Indianapolis loan production office by continuing to build the Company’s overall presence in the Indianapolis region.  A team for the previously announced Carmel location began to take shape in the third quarter of 2013 with the hiring of a senior lender, who will serve as group manager, and a second commercial lender.  Additionally, the Company hired a senior lender in the third quarter of 2013 who will build a loan production team in Grand Rapids, MI, 50 miles north of Kalamazoo.

“Our growth strategy starts with identifying and hiring exceptional advisors and continuing our investment in markets with significant growth potential,” Dwight explained. “Our investment in the Carmel and Fishers markets will continue to build our presence in vibrant communities with tremendous economic prospects for the Company.”

“The Company’s entry into Grand Rapids, MI, the state’s second largest city, will be led by our recently hired market leader who is tasked with building a loan production team similar to our investments in both Indianapolis and Kalamazoo.  We believe the upfront costs associated with these market entries are well worth the investment as evidenced by the significant growth we have achieved in Indianapolis and Kalamazoo.”

In addition to new market entries, the Company continues to capitalize on strategic opportunities within the existing branch footprint as evidenced by the hiring of two seasoned commercial lenders in Northwest Indiana. “These additions strengthen the Company’s presence in Lake and Porter Counties, Indiana and will enable the Company to capitalize on the business activity in these markets.” Dwight explained.

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Pg. 3 cont. Horizon Bancorp Announces Record First Nine-Month Earnings

Non-interest bearing deposits increased 6.8% to $223.4 million at September 30, 2013 compared to $209.2 million at December 31, 2012, reflecting the growth in the number of small and mid-sized business banking relationships. Interest bearing transaction accounts increased 6.0% to $816.2 million at September 30, 2013 compared to $769.8 million at December 31, 2012.

Income Statement Highlights

Net income for the third quarter of 2013 decreased 1.3% to $4.8 million or $.52 diluted earnings per share, compared to $4.9 million or $.54 diluted earnings per share in the third quarter of 2012.  The decrease in net income for the third quarter primarily reflects the decline in mortgage warehouse activity as mortgage warehouse balances decreased from $244.2 million as of September 30, 2012 to $113.6 million as of September 30, 2013 and the decrease in gain on sale of mortgage loans of $2.8 million from $4.4 million in the third quarter of 2012 to $1.7 million in the third quarter of 2013.

Net income for the first nine months of 2013 increased 9.7% to $15.8 million or $1.72 diluted earnings per share, compared to $14.4 million or $1.75 diluted earnings per share for the first nine months of 2012.  The decline in earnings per share reflects the increase in weighted average diluted shares outstanding resulting from the Heartland acquisition, which occurred during the third quarter of 2012.

The Company’s net interest margin was 3.78% during the three-month period ended September 30, 2013, compared with 3.79% for the three-month period ending September 30, 2012 and down 43 basis points from the three-month period ending June 30, 2013.  Interest income during the third quarter of 2013 compared to the same period in 2012 included approximately $1.0 million of interest income from Heartland loan valuation discounts recognized at the time of acquisition being accreted and discounts recognized from loans paying off.  Excluding the interest income recognized from the loan discounts, the margin would have been 3.52% for the three-month period ending September 30, 2013. The decrease in net interest margin of 43 basis points from June 30, 2013 primarily reflected a decrease of $1.4 million in interest from loan discounts being accreted and discounts recognized from loans paying off and a reduction in mortgage warehouse activity in the third quarter of 2013 compared to the second quarter of 2013.

The net interest margin was 4.06% for the nine-month period ending September 30, of 2013, up from 3.80% for the same period in 2012. Excluding the interest income recognized from the loan discounts of $5.4 million for the first nine months of 2013, the margin would have been 3.61% for the nine-month period ending September 30, 2013.

Residential mortgage lending activity during the third quarter of 2013 generated $1.7 million in income from the gain on sale of mortgage loans, a decrease of $1.1 million from the second quarter of 2013 and $2.8 million from the third quarter of 2012.  Total origination volume in the third quarter of 2013 decreased 10.5% from the previous quarter from $117.7 million to $105.4 million.  The reduction in the gain on sale of mortgages was primarily due to the decrease in the percentage earned on the sale of these loans due to a rapid increase in interest rates against uncommitted, unfunded loans and, to a lesser extent, the decrease in overall origination volume. Purchase money mortgage originations for the third quarter of 2013 increased 7.7% to $73.3 million, representing

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Pg. 4 cont. Horizon Bancorp Announces Record First Nine-Month Earnings

69.5% of total mortgage originations compared to $68.0 million or 51.4% of total mortgage originations for the same period of 2012.

Lending Activity

Total loans decreased from $1.2 billion at December 31, 2012 to $1.1 billion at September 30, 2013 as mortgage warehouse loans decreased by $137.9 million, residential mortgage loans decreased by $460,000 and consumer loans decreased by $10.1 million, partially offset by commercial loan growth.

Commercial loans increased from $460.5 million at December 31, 2012 to $499.6 million at September 30, 2013.  Dwight noted the continued investment in the commercial lending division and growth markets such as Indianapolis and Kalamazoo has effectively supported the Company’s goal to expand business banking activity.

Total loan balances in the Kalamazoo and Indianapolis markets continued their growth during the quarter to $106.9 million and $68.3 million, respectively, as of September 30, 2013. Kalamazoo’s aggregate loan balances increased $17.9 million or 20.1% and Indianapolis’ aggregate loan balances increased $34.4 million or 101.5% compared to December 31, 2012.

The provision for loan losses declined to $104,000 in the third quarter of 2013, which was $937,000 lower than the provision for the same period of the prior year and $625,000 less than the previous quarter. The lower provision for loan losses in the third quarter of 2013 compared to the previous quarter and the third quarter of 2012 was primarily due to continued improvement of nonperforming and substandard loans. For the first nine months of 2013, the provision for loan losses was $2.9 million, which was $1.1 million more than the provision for the same period of the prior year.

The ratio of the allowance for loan losses to total loans increased to 1.64% as of September 30, 2013 from 1.52% as of December 31, 2012.  The increase in the ratio was due to the decrease in total loans outstanding of $118.5 million during the first nine months of 2013. The allowance for loan losses decreased from $18.3 million as of December 31, 2012 to $17.8 million as of September 30, 2013 primarily due to loans with specific reserves charged off during the third quarter of 2013.

Non-performing loans totaled $22.4 million as of September 30, 2013, down from $23.8 million as of December 31, 2012 and $24.0 million as of September 30, 2012.  Compared to December 31, 2012, non-performing commercial loans and real estate loans decreased by $2.8 million and $1.1 million, respectively, partially offset by an increase of $2.6 million in non-performing consumer loans.  The increase in non-performing consumer loans from December 31, 2012 was primarily due to the addition of three large home equity lines of credit totaling $2.0 million, which have specific reserves included in the allowance for loan losses.  As a percentage of total loans, non-performing loans were 2.07% at September 30, 2013, up from 1.97% at December 31, 2012 and 2.05% at September 30, 2012.

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Pg. 5 cont. Horizon Bancorp Announces Record First Nine-Month Earnings

At September 30, 2013, loans acquired in the Heartland acquisition represented $6.2 million in non-performing, $12.2 million in substandard and $231,000 in delinquent loans, which compares to $7.3 million in non-performing, $18.1 million in substandard and $3.4 million in delinquent loans represented at December 31, 2012.

Expense Management

Total non-interest expense was $4.7 million higher in the first nine months of 2013 compared to the first nine months of 2012 and $734,000 lower in the three-month period ending September 30, 2013 compared to the previous quarter.  Salaries and employee benefits increased $2.5 million in the first nine months of 2013 compared to the same period in 2012 and decreased $211,000 in the third quarter of 2013 compared to the previous quarter.  The increase over the previous year was primarily the result of changes to annual merit pay, employee benefits costs, commissions earned, and Horizon’s investment in growth markets.  In addition, some of the increase in the first nine months of 2013 compared to the first nine months of 2012 was also related to the Heartland acquisition.

Dwight concluded: “With clear focus on efficiency, productivity and credit quality, our Horizon team continues to identify opportunities for growth through new business and expanding relationships with clients. We intend to stay focused on our goals for growth, financial performance, and building shareholder value.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended

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December 31, 2012.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
Balance sheet:
Total assets	$1,781,024	$1,785,907	$1,734,250	$1,848,227	$1,846,776
Investment securities	524,054	492,363	482,086	482,801	503,804
Commercial loans	499,583	502,230	473,102	460,471	447,414
Mortgage warehouse loans	113,591	154,962	143,609	251,448	244,233
Residential mortgage loans	189,254	182,610	191,347	189,714	176,553
Consumer loans	278,990	277,864	281,710	289,084	286,848
Earning assets	1,624,250	1,638,923	1,594,292	1,700,595	1,690,348
Non-interest bearing deposit accounts	223,354	213,700	217,197	209,200	211,935
Interest bearing transaction accounts	816,167	772,790	777,973	769,822	767,202
Time deposits	288,799	310,766	319,893	315,131	327,834
Borrowings	242,505	282,837	208,899	345,764	333,150
Subordinated debentures	32,448	32,409	32,370	32,331	32,282
Common stockholders' equity	150,959	147,665	149,777	146,468	143,362
Total stockholders’ equity	163,459	160,165	162,277	158,968	155,862

Income statement:	Three months ended
Net interest income	$14,669	$16,575	$16,010	$17,003	$14,999
Provision for loan losses	104	729	2,084	1,715	1,041
Non-interest income	5,910	6,849	7,460	7,924	7,710
Non-interest expenses	14,061	14,795	13,979	15,844	14,840
Income tax expense	1,629	2,235	2,096	2,198	1,978
Net income	4,785	5,665	5,311	5,170	4,850
Preferred stock dividend	(66)	(96)	(146)	(156)	(63)
Net income available to common shareholders	$4,719	$5,569	$5,165	$5,014	$4,787

Per share data:
Basic earnings per share	$0.55	$0.65	$0.60	$0.58	$0.56
Diluted earnings per share	0.52	0.62	0.58	0.56	0.54
Cash dividends declared per common share	0.11	0.10	0.10	0.10	0.10
Book value per common share	17.52	17.14	17.38	17.00	16.64
Tangible book value per common share	14.82	14.42	14.64	14.23	13.85
Market value - high	25.04	20.45	20.87	19.68	19.08
Market value - low	$20.74	$18.97	$19.10	$16.54	$16.75
Weighted average shares outstanding - Basic	8,618,969	8,617,466	8,617,466	8,617,466	8,503,475
Weighted average shares outstanding - Diluted	9,019,211	8,974,103	8,980,655	8,964,315	8,838,659

Key ratios:
Return on average assets	1.09%	1.29%	1.23%	1.13%	1.09%
Return on average common stockholders' equity	12.60	14.67	14.11	13.70	13.96
Net interest margin	3.78	4.21	4.10	4.16	3.79
Loan loss reserve to total loans	1.64	1.67	1.78	1.52	1.58
Non-performing loans to loans	2.07	2.27	2.16	1.97	2.05
Average equity to average assets	9.22	9.34	9.16	8.71	8.45
Bank only capital ratios:
Tier 1 capital to average assets	9.13	8.84	8.66	8.22	8.57
Tier 1 capital to risk weighted assets	12.84	11.97	12.52	11.17	11.58
Total capital to risk weighted assets	14.09	13.22	13.78	12.42	12.83

Loan data:
Substandard loans	$44,392	$50,216	$53,203	$52,114	$57,079
30 to 89 days delinquent	2,692	4,083	5,717	6,742	8,351

90 days and greater delinquent - accruing interest	$2	$122	$2	$54	$109
Trouble debt restructures - accruing interest	3,674	5,086	4,637	3,702	2,981
Trouble debt restructures - non-accrual	5,798	6,586	6,784	6,649	5,061
Non-accrual loans	12,955	13,855	12,293	13,374	15,887
Total non-performing loans	$22,429	$25,649	$23,716	$23,779	$24,038

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	September 30	September 30
	2013	2012
Balance sheet:
Total assets	$1,781,024	$1,846,776
Investment securities	524,054	503,804
Commercial loans	499,583	447,414
Mortgage warehouse loans	113,591	244,233
Residential mortgage loans	189,254	176,553
Consumer loans	278,990	286,848
Earning assets	1,624,250	1,690,348
Non-interest bearing deposit accounts	223,354	211,935
Interest bearing transaction accounts	816,167	767,202
Time deposits	288,799	327,834
Borrowings	242,505	333,150
Subordinated debentures	32,448	32,282
Common stockholders' equity	150,959	143,362
Total stockholders’ equity	163,459	155,862

Income statement:	Nine months ended
Net interest income	$47,254	$41,203
Provision for loan losses	2,917	1,809
Non-interest income	20,219	19,407
Non-interest expenses	42,835	38,180
Income tax expense	5,960	6,248
Net income	15,761	14,373
Preferred stock dividend	(308)	(325)
Net income available to common shareholders	$15,453	$14,048

Per share data:
Basic earnings per share	$1.79	$1.81
Diluted earnings per share	1.72	1.75
Cash dividends declared per common share	0.31	0.27
Book value per common share	17.52	16.64
Tangible book value per common share	14.82	13.85
Market value - high	25.04	19.08
Market value - low	$18.97	$11.53
Weighted average shares outstanding - Basic	8,617,972	7,758,537
Weighted average shares outstanding - Diluted	8,998,628	8,034,996

Key ratios:
Return on average assets	1.20%	1.21%
Return on average common stockholders' equity	13.69	15.34
Net interest margin	4.06	3.80
Loan loss reserve to total loans	1.64	1.58
Non-performing loans to loans	2.07	2.08
Average equity to average assets	9.31	8.51
Bank only capital ratios:
Tier 1 capital to average assets	9.13	8.58
Tier 1 capital to risk weighted assets	12.84	11.25
Total capital to risk weighted assets	14.09	12.50

Loan data:
Substandard loans	$44,392	$57,079
30 to 89 days delinquent	2,692	8,351

90 days and greater delinquent - accruing interest	$2	$109
Trouble debt restructures - accruing interest	3,674	2,981
Trouble debt restructures - non-accrual	5,798	5,061
Non-accrual loans	12,955	15,887
Total non-performing loans	$22,429	$24,038

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
Commercial	$7,663	$7,526	$9,166	$7,771	$8,058
Real estate	3,238	3,734	3,477	3,204	2,974
Mortgage warehousing	1,686	1,610	1,603	1,705	1,716
Consumer	5,261	6,010	5,319	5,590	5,820
Unallocated	-	-	-	-	-
Total	$17,848	$18,880	$19,565	$18,270	$18,568

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	September 30	June 30	March 31	December 31	September 30
	2013	2013	2012	2012	2012
Commercial	$604	$700	$347	$1,326	$333
Real estate	40	411	140	143	205
Mortgage warehousing	-	-	-	-	-
Consumer	493	303	302	544	309
Total	$1,137	$1,414	$789	$2,013	$847

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2013	2013	2012	2012	2012
Commercial	$7,847	$9,465	$10,055	$10,693	$11,579
Real estate	8,080	9,366	8,947	9,155	8,833
Mortgage warehousing	-	-	-	-	-
Consumer	6,502	6,818	4,714	3,931	3,626
Total	$22,429	$25,649	$23,716	$23,779	$24,038

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2013	2013	2012	2012	2012
Commercial	$954	$629	$957	$1,337	$1,867
Real estate	385	429	745	1,228	716
Mortgage warehousing	-	-	-	-	-
Consumer	44	37	52	11	72
Total	$1,383	$1,095	$1,754	$2,576	$2,655

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2013			September 30, 2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS
Interest-earning assets
Federal funds sold	$10,140	$6	0.23%	$13,854	$8	0.23%
Interest-earning deposits	6,834	2	0.12%	6,252	2	0.13%
Investment securities - taxable	356,275	2,076	2.31%	383,200	2,168	2.25%
Investment securities - non-taxable (1)	146,622	1,114	4.71%	121,428	1,014	5.27%
Loans receivable (2)(3)(4)	1,087,930	14,843	5.42%	1,112,712	15,527	5.56%
Total interest-earning assets (1)	1,607,801	18,041	4.61%	1,637,446	18,719	4.70%

Noninterest-earning assets
Cash and due from banks	24,619			21,385
Allowance for loan losses	(18,910)			(18,195)
Other assets	133,890			121,919

	$1,747,400			$1,762,555

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,081,256	$1,395	0.51%	$1,041,268	$1,638	0.63%
Borrowings	236,071	1,465	2.46%	324,975	1,597	1.96%
Subordinated debentures	32,425	512	6.26%	33,353	485	5.78%
Total interest-bearing liabilities	1,349,752	3,372	0.99%	1,399,596	3,720	1.06%

Noninterest-bearing liabilities
Demand deposits	224,622			196,640
Accrued interest payable and other liabilities	11,904			17,435
Shareholders' equity	161,122			148,884

	$1,747,400			$1,762,555

Net interest income/spread		$14,669	3.62%		$14,999	3.64%

Net interest income as a percent of average interest earning assets (1)			3.78%			3.79%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2013			September 30, 2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS
Interest-earning assets
Federal funds sold	$9,480	$11	0.16%	$6,870	$13	0.25%
Interest-earning deposits	8,186	5	0.08%	3,533	4	0.15%
Investment securities - taxable	365,569	6,137	2.24%	358,935	6,721	2.50%
Investment securities - non-taxable (1)	133,011	3,105	4.88%	111,750	2,944	4.89%
Loans receivable (2)(3)(4)	1,100,923	48,189	5.86%	1,009,052	42,386	5.62%
Total interest-earning assets (1)	1,617,169	57,447	4.90%	1,490,140	52,068	4.77%

Noninterest-earning assets
Cash and due from banks	24,588			17,708
Allowance for loan losses	(18,980)			(18,970)
Other assets	133,544			95,986

	$1,756,321			$1,584,864

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,091,635	$4,320	0.53%	$958,651	$4,803	0.67%
Borrowings	239,323	4,369	2.44%	299,074	4,635	2.07%
Subordinated debentures	32,386	1,504	6.21%	31,606	1,427	6.03%
Total interest-bearing liabilities	1,363,344	10,193	1.00%	1,289,331	10,865	1.13%

Noninterest-bearing liabilities
Demand deposits	215,869			154,244
Accrued interest payable and
other liabilities	13,657			13,387
Shareholders' equity	163,451			134,820

	$1,756,321			$1,591,782

Net interest income/spread		$47,254	3.90%		$41,203	3.65%

Net interest income as a percent of average interest earning assets (1)			4.06%			3.80%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	September 30	December 31
	2013	2012
	(Unaudited)
Assets
Cash and due from banks	$40,500	$30,735
Investment securities, available for sale	514,144	482,801
Investment securities, held to maturity	9,910	-
Loans held for sale	4,594	13,744
Loans, net of allowance for loan losses of $17,848 and $18,270	1,063,571	1,172,447
Premises and equipment	43,473	42,184
Federal Reserve and Federal Home Loan Bank stock	14,184	13,333
Goodwill	19,748	19,748
Other intangible assets	3,477	4,048
Interest receivable	7,506	7,716
Cash value life insurance	35,945	35,192
Other assets	23,972	26,279
Total assets	$1,781,024	$1,848,227
Liabilities
Deposits
Non-interest bearing	$223,354	$209,200
Interest bearing	1,104,966	1,084,953
Total deposits	1,328,320	1,294,153
Borrowings	242,505	345,764
Subordinated debentures	32,448	32,331
Interest payable	488	560
Other liabilities	13,804	16,451
Total liabilities	1,617,565	1,689,259
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, Authorized, 1,000,000 shares Series B shares $.01 par value, $1,000 liquidation value Issued 12,500 shares	12,500	12,500
Common stock, no par value Authorized, 22,500,000 shares Issued, 8,693,471 shares Outstanding, 8,617,466 shares	-	-
Additional paid-in capital	32,237	31,965
Retained earnings	118,157	105,402
Accumulated other comprehensive income	565	9,101
Total stockholders’ equity	163,459	158,968
Total liabilities and stockholders’ equity	$1,781,024	$1,848,227

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$14,843	$15,527	$48,189	$42,386
Investment securities
Taxable	2,084	2,178	6,153	6,738
Tax exempt	1,114	1,014	3,105	2,944
Total interest income	18,041	18,719	57,447	52,068
Interest Expense
Deposits	1,395	1,638	4,320	4,803
Borrowed funds	1,465	1,597	4,369	4,635
Subordinated debentures	512	485	1,504	1,427
Total interest expense	3,372	3,720	10,193	10,865
Net Interest Income	14,669	14,999	47,254	41,203
Provision for loan losses	104	1,041	2,917	1,809
Net Interest Income after Provision for Loan Losses	14,565	13,958	44,337	39,394
Non-interest Income
Service charges on deposit accounts	1,083	1,002	2,984	2,477
Wire transfer fees	169	248	562	643
Interchange fees	1,123	885	3,049	2,227
Fiduciary activities	953	971	3,140	2,928
Gain on sale of investment securities (includes $6 and $374 for the three and nine months ended 2013 and $2 for the three and nine months ended 2012, respectively, related to accumulated other comprehensive earnings reclassifications)	6	2	374	2
Gain on sale of mortgage loans	1,667	4,436	7,580	10,121
Mortgage servicing income net of impairment	348	(355)	813	(95)
Increase in cash value of bank owned life insurance	278	300	787	760
Other income	283	221	930	344
Total non-interest income	5,910	7,710	20,219	19,407
Non-interest Expense
Salaries and employee benefits	7,694	7,905	22,919	20,407
Net occupancy expenses	1,172	1,186	3,778	3,216
Data processing	766	754	2,184	1,883
Professional fees	357	366	1,310	1,483
Outside services and consultants	596	624	1,794	1,621
Loan expense	1,040	1,311	3,556	2,879
FDIC insurance expense	270	291	821	798
Other losses	52	309	143	501
Other expense	2,114	2,094	6,330	5,392
Total non-interest expense	14,061	14,840	42,835	38,180
Income Before Income Tax	6,414	6,828	21,721	20,621
Income tax expense (includes $2 and $131 for the three and nine months ended 2013 and $0 for the three and nine months ended 2012, respectively, related to income tax expense from reclassification items)	1,629	1,978	5,960	6,248
Net Income	4,785	4,850	15,761	14,373
Preferred stock dividend and discount accretion	(66)	(63)	(308)	(325)
Net Income Available to Common Shareholders	$4,719	$4,787	$15,453	$14,048
Basic Earnings Per Share	$0.55	$0.56	$1.79	$1.81
Diluted Earnings Per Share	0.52	0.54	1.72	1.75